EXHIBIT 21 – SUBSIDIARIES

MICROS SYSTEMS, INC. SUBSIDIARIES

Jurisdiction Of
Name of Subsidiary	Incorporation
Hospitality Technologies, S.A.	Argentina

MICROS-Fidelio Australia Pty Ltd.	Australia

MICROS Foreign Sales Corporation	Barbados

Merchants Information Solutions, Ltd.	Canada

MICROS-Fidelio Information Systems (Shanghai) Co. Ltd.	China

Fidelio Software (China) Ltd.	China

MSI Delaware, LLC	Delaware

MICROS-Fidelio Software Deutschland GmbH	Federal Republic of Germany

MICROS Systems Holding GmbH	Federal Republic of Germany

Fidelio Cruise GmbH	Federal Republic of Germany

MICROS-Fidelio Software GmbH & Co. KG	Federal Republic of Germany

Indatec GmbH & Co.KG	Federal Republic of Germany

MICROS- Fidelio (Ireland), Ltd.	Ireland

Fidelio Nordic Oy	Finland

Fidelio Cruise, Inc.	Florida

MICROS-Fidelio France, S.A.S.	France

MICROS-Fidelio Hong Kong, Ltd.	Hong Kong

Fidelio India Private Ltd.	India

MICROS-Fidelio Italia S.r.l.	Italy

MICROS-Fidelio Japan Ltd.	Japan

MICROS-Fidelio Mexico S.A. de C.V.	Mexico

MICROS-Fidelio Worldwide, Inc.	Nevada

Fidelio Nordic Norway A/S	Norway

Datavantage Corporation	Ohio

MICROS-Fidelio Software Portugal, ULDA	Portugal

MICROS-Fidelio Singapore Pte Ltd.	Singapore

MICROS-Fidelio España S.L.	Spain

Fidelio Nordic Sverige A.B.	Sweden

Hotelbk A.B.	Sweden

MICROS-Fidelio Software (Thailand) Co. Ltd.	Thailand

MICROS-Fidelio Systems U.K. Ltd.	United Kingdom

The Company has additional subsidiaries, which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.